June 14, 2006

Re: Impending Closing of Wells Fund VI Limited Partnership

Dear Financial Representative:

I am writing to inform you that Wells Fund VI Limited Partnership is moving toward closing now that the last remaining office property, BellSouth in Jacksonville, Florida, sold on May 15, 2006. The only remaining real estate assets in the fund are the two land outparcels at Tanglewood in Clemmons, North Carolina, which are currently being marketed for sale. We are hopeful that we can complete the disposition of these outparcels within a few months. This sale would then mark the conclusion of this investment program, originally launched in 1993, bringing it full cycle.

Enclosed for your reference is a sample of the communication being sent to your clients in this fund, along with a list of clients who have received a letter of notification. The list includes the funds in which your clients are invested, their account numbers, number of units owned, and their telephone numbers. This will give you an opportunity to determine your clients' current financial situations and whether or not you wish to advise them regarding other investment opportunities or to ask for a cash distribution.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.